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                                                                EXHIBIT NO. 23.1




                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Adolor Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Adolor Corporation of our report dated February 15, 2002, relating to the consolidated balance sheets of Adolor Corporation and subsidiary (a development-stage company) as of December 31, 2000 and 2001 and the related consolidated statements of operations, comprehensive loss, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2001 and for the period from August 9, 1993 (Inception) to December 31, 2001, which report appears in the annual report on Form 10-K of Adolor Corporation.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 15, 2002